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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on June 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SATCON TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	04-28575522
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

161 First Street
Cambridge, Massachusetts 02142
(617) 661-0540
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

David B. Eisenhaure
President and Chief Executive Officer
SatCon Technology Corporation
161 First Street
Cambridge, Massachusetts 02142
(617) 661-0540

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Jonathan Bell, Esq.
Greenberg Traurig, LLP
One International Place
Boston, Massachusetts 02110
(617) 310-6038

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, par value $0.01 per share(5)
Preferred Stock, par value $0.01 per share(6)
Warrants(7)
Total:	$25,000,000	N.A.	$25,000,000	$3,168

(1)
The amount to be registered consists of up to $25,000,000 of an indeterminate amount of common stock, preferred stock and/or warrants to purchase common stock or preferred stock. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock and preferred stock as may be issued upon conversion of preferred stock registered hereby or (ii) shares of common stock and preferred stock as may be issued upon exercise of warrants registered hereby, as the case may be.

(2)
The proposed maximum offering price per unit has been omitted pursuant to Securities Act Release No. 6964.

(3)
Estimated solely for purposes of computing the registration fee. No separate consideration will be received for common stock or preferred stock issued upon conversion of preferred stock or upon exercise of warrants.

(4)
The registration has been calculated in accordance with Rule 457(o) under the Securities Act.

(5)
Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of preferred stock registered hereby or upon exercise of warrants registered hereby, as the case may be.

(6)
Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby.

(7)
Including such indeterminate number of warrants or other rights, including without limitation share purchase or subscription rights, as may be issued from time to time at indeterminate prices.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 16, 2004

PROSPECTUS

SATCON TECHNOLOGY CORPORATION

$25,000,000
Common Stock
Preferred Stock
Warrants

        This prospectus provides you with a general description of our securities that we may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the securities offered and the specific manner in which we will offer the securities. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of the securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

        Our common stock is traded on the Nasdaq National Market under the symbol "SATC." On June 15, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $2.45.

        See "Risk Factors" beginning on page 1 for a discussion of certain factors that you should consider before you invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004

Important Notice about the Information Presented in this Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled "Where You Can Find More Information." We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

        Unless the context otherwise requires, all references to "we," "our," "us," "our company" or "the Company" in this prospectus refer collectively to SatCon Technology Corporation, a Delaware corporation, and its consolidated subsidiaries.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide whether to invest in our securities. This section includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

        We have a history of operating losses, may not be able to achieve profitability and may require additional capital in order to sustain our businesses.

        For each of the past eight fiscal years, we have experienced losses from operating our businesses. As of March 27, 2004, we had an accumulated deficit of approximately $125.3 million. During the six months ended March 27, 2004, we had a loss from operations of approximately $1.8 million. If we are unable to operate on a cash flow breakeven basis during 2004, we may need to raise additional capital in order to sustain our operations. There can be no assurance that we will be able to achieve such results or to raise such funds if they are required.

        We may not be able to continue as a going concern.

        Our financial statements for our fiscal year ended September 30, 2003, which are included in our Annual Report on Form 10-K, contain an audit report from Grant Thornton LLP. The audit report contains a going concern qualification, which raises substantial doubt with respect to our ability to continue as a going concern. The receipt of a going concern qualification may create a concern among our current and future customers and vendors as to whether we will be able to fulfill our contractual obligations.

        We could issue additional common stock, which might dilute the book value of our common stock.

        We have authorized 50,000,000 shares of our common stock, of which 28,090,736 shares were issued and outstanding as of April 30, 2004. Our board of directors has the authority, without action or vote of our stockholders in most cases, to issue all or a part of any authorized but unissued shares. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our common stock. In addition, in order to raise capital that we may need at today's stock prices, we will need to issue securities that are convertible into or exercisable for a significant amount of our common stock. These issuances would dilute your percentage ownership interest, which will have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrant holders exercise their warrants to purchase shares of our common stock.

        The sale or issuance of a large number of shares of our common stock could depress our stock price.

        As of April 30, 2004, we have reserved 3,893,745 shares of common stock for issuance upon exercise of stock options and warrants, 2,057,680 shares for future issuances under our stock plans and 334,070 shares for future issuances as matching contributions under our 401(k) plan. As of April 30, 2004, holders of warrants and options to purchase an aggregate of 3,515,245 shares of our common stock may exercise those securities and transfer the underlying common stock at any time subject, in some cases, to Rule 144. As of April 30, 2004, we have also reserved 850,000 shares of common stock for issuance upon conversion of the outstanding redeemable convertible Series B preferred stock, which can be converted at any time.

        Financial investors may have interests different than you or SatCon, and may be able to impact corporate actions requiring stockholder approval because they own a significant amount of our common stock.

        We have recently completed two significant financing transactions. In February 2003, we raised approximately $4,000,000 through the issuance of securities that were convertible into or exercisable for up to 50% or more of the number of shares of our common stock outstanding at that time. In October 2003, we raised an additional $7,675,000 through the issuance of 1,535 shares of our Series B Convertible Preferred Stock and warrants to purchase up to 1,228,000 shares of our common stock from 25 accredited investors. Prior to the October 2003 transaction, all of the convertible securities issued in connection with the February 2003 transaction were exercised or converted and as a result of the exercise and conversion of these securities we raised approximately $1.5 million.

        In future financings, we may also issue securities that are convertible into or exercisable for a significant number of shares of our outstanding common stock. Financial investors such as those who participated in our 2003 financings may have short-term financial interests different from SatCon's long-term goals and the long-term goals of our management and other stockholders. In addition, based on their significant ownership of our outstanding common stock, financial investors may be able to impact corporate actions requiring stockholder approval.

        We have not consistently complied with Nasdaq's Marketplace rules for continued listing, which exposes us to the risk of delisting from the Nasdaq National Market.

        Our stock is listed on the Nasdaq National Market, which affords us an opportunity for relatively broad exposure to a wide spectrum of prospective investors. As a requirement of continued inclusion in the Nasdaq National Market, SatCon must comply with Nasdaq's Marketplace Rules, which require that we maintain a market value of $50 million or have total assets of $50 million and $50 million of total revenue and that our stock price stays above $1.00, among others. On August 14, 2003, SatCon received notice from Nasdaq that it was not in compliance with Marketplace Rules. Subsequently, SatCon was advised that it had achieved compliance, and as of April 30, 2004, SatCon is in compliance with the Nasdaq National Market Marketplace Rules for Continued Inclusion. However, if we fail to maintain compliance with these rules and our common stock is delisted from the Nasdaq National Market, there could be a number of negative implications, including reduced liquidity in our common stock as a result of the loss of market efficiencies associated with the Nasdaq National Market, the loss of federal preemption of state securities laws, the potential loss of confidence by suppliers, customers and employees, as well as the loss of analyst coverage and institutional investor interest, fewer business development opportunities and greater difficulty in obtaining financing.

        We expect to generate a significant portion of our future revenues from sales of our power control products and cannot assure market acceptance or commercial viability of our power control products.

        We intend to continue to expand development of our power control products. We cannot assure you that potential customers will select SatCon's products to incorporate into their systems or that our customers' products will realize market acceptance, that they will meet the technical demands of their end users or that they will offer cost-effective advantages over existing products. Our marketing efforts to date involve development contracts with several customers, identification of specific market segments for power and energy management systems and the continuation of marketing efforts of recently acquired businesses. We cannot know if our commercial marketing efforts will be successful in the future. Furthermore, we cannot assure you that our products, in their current form, will be suitable for specific commercial applications or that further design modifications, beyond anticipated changes to accommodate different markets, will not be necessary. Additionally, we may not be able to develop competitive products, our products may not receive market acceptance, and we may not be able to profitably compete in this market even if market acceptance is achieved. If our products do not gain market acceptance or commercial viability, we will not achieve our anticipated levels of profitability and growth.

        If we are unable to maintain our technological expertise in design and manufacturing processes, we will not be able to successfully compete.

        We believe that our future success will depend upon our ability to develop and provide products that meet the changing needs of our customers. This requires that we successfully anticipate and respond to technological changes in design and manufacturing processes in a cost-effective and timely manner. As a result, we continually evaluate the advantages and feasibility of new product design and manufacturing processes. We cannot, however, assure you that our process development efforts will be successful. The introduction of new products embodying new technologies and the emergence of shifting customer demands or changing industry standards could render our existing products obsolete and unmarketable which would have a significant impact on our ability to generate revenue. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. This will require us to continue to make substantial product development investments. We may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause customers to forego purchases of our products and purchase those of our competitors.

        We are heavily dependent on contracts with the U.S. government and its agencies or from subcontracts with the U.S. government's prime contractors for revenue to develop our products, and the loss of one or more of our government contracts could preclude us from achieving our anticipated levels of growth and revenues.

        Our ability to develop and market our products is heavily dependent upon maintaining our U.S. government contract revenue and research grants. Most of our U.S. government contracts are funded incrementally on a year-to-year basis. Approximately 50% of our revenue during fiscal year 2003 was derived from government contracts and subcontracts with the U.S. government's prime contractors. Any change in our relationship with the U.S. government or its agencies whether as a result of market, economic, or competitive pressures, including any decision by the U.S. government to alter its commitment to our research and development efforts, could harm our business and financial condition by depriving us of the resources necessary to develop our products. In addition there can be no assurance that once a government contract is completed that it will lead to follow-on contracts for additional research and development, prototype build and test, or production. Furthermore, contracts with the U.S. government may be terminated or suspended by the U.S. government at any time, with or without cause. There can be no assurance that our U.S. government contracts will not be terminated or suspended in the future, or that contract suspensions or terminations will not result in unreimbursable expenses or charges or other adverse effects on us.

        The accuracy and appropriateness of our direct and indirect costs and expenses under our contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. government. These agencies have the right to challenge our cost estimates or allocations with respect to any such contract. Additionally, substantial portions of the payments to us under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Adjustments that result from inquiries or audits of our contracts could have a material adverse impact on our financial condition or results of operations.

        Since our inception, we have not experienced any material adjustments as a result of any inquiries or audits, but there can be no assurance that our contracts will not be subject to material adjustments in the future.

        In the event that any of our government contracts are terminated for cause, it could significantly affect our ability to obtain future government contracts, which could seriously harm our ability to develop our technologies and products.

        A significant portion of our revenue is derived from contracts with the U.S. government and its agencies or from subcontracts with the U.S. government's prime contractors, and a slowdown in government spending may adversely affect our ability to obtain anticipated revenues.

        Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies or the imposition of budgetary constraints could significantly impair our ability to achieve this level of revenue going forward. Any reductions or slowdowns in government spending could also severely inhibit our ability to successfully complete the development and commercialization of our products. Changes in funding levels could cause the government to cancel existing contracts or eliminate follow-on phases in the future.

        The U.S. government has certain rights relating to our intellectual property.

        Many of our patents are the result of retaining ownership of inventions made under U.S. government-funded research and development programs. With respect to any invention made with government assistance, the government has a nonexclusive, nontransferable, irrevocable, paid-up license to use the technology or have the technology employed for or on behalf of the U.S. government throughout the world. Under certain conditions, the U.S. government also has "march-in rights." These rights enable the U.S. government to require us to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to responsible applicants, upon terms that are reasonable under the circumstances. If we refuse, the government can grant the license itself, provided that it determines that such action is necessary because we have not achieved practical application of the invention, or to alleviate health or safety needs, or to meet requirements for public use specified by federal regulations, or because products using such inventions are not being produced substantially in the United States. The exercise of these rights by the government could create potential competitors for us if we later determine to further develop the technologies and utilize the inventions in which the government has exercised these rights.

        Our business could be adversely affected if we are unable to protect our patents and proprietary technology.

        As of April 30, 2004, we held 72 U.S. patents and had 3 patent applications pending with the U.S. Patent and Trademark Office. We have also obtained corresponding patents in the rest of North America, Europe, and Asia for many of these patents. The expiration date of our patents range from 2009 to 2021, with the majority expiring after 2015. As a qualifying small business from our inception to date, we have retained commercial ownership rights to proprietary technology developed under various U.S. government contracts and grants.

        Our patent and trade secret rights are of significant importance to us and to our future prospects. Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology and systems designs relating to our products. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. No assurance can be given as to the issuance of additional patents or, if so issued, as to their scope. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action and there can be no assurance that we would be successful in enforcing our intellectual property rights. Because we intend to enforce our patents, trademarks and copyrights and protect our trade secrets, we may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. This litigation could result in substantial costs to us and divert resources from operational goals. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we operate or sell our products.

        We may not be able to maintain confidentiality of our proprietary knowledge.

        In addition to our patent rights, we also rely on treatment of our technology as trade secrets and upon confidentiality agreements, which all of our employees are required to sign, assigning to us all patent rights and technical or other information developed by the employees during their employment with us. We also rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. Our employees have also agreed not to disclose any trade secrets or confidential information without our prior written consent. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of these agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and information could harm our business, results of operations and financial condition by adversely affecting our ability to compete in our markets.

        Others may assert that our technology infringes their intellectual property rights.

        We believe that we do not infringe the proprietary rights of others and, to date, no third parties have asserted an infringement claim against us, but we may be subject to infringement claims in the future. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our operating results may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

        Loss of any of our key personnel, and particularly our Chief Executive Officer, could hurt our business because of their experience, contacts and technological expertise.

        The loss of the services of one or more of our key employees or an inability to attract, train and retain qualified and skilled employees, specifically engineering and sales personnel, could result in the loss of customers or otherwise inhibit our ability to operate and grow our business successfully. In addition, our ability to successfully integrate acquired facilities or businesses depends, in part, on our ability to retain and motivate key management and employees hired by us in connection with these acquisitions. We have been particularly dependent upon the services of David B. Eisenhaure, our president, chief executive officer, chairman of the board and founder, as a result of his business and academic relationships, understanding of government contracts and technical expertise. The loss of Mr. Eisenhaure's services could have a material adverse effect on our business.

        We expect significant competition for our products and services.

        In the past, we faced limited competition in providing research services, prototype development and custom and limited quantity manufacturing. We expect competition to intensify greatly as commercial applications increase for our products under development. Many of our competitors and potential competitors are well established and have substantially greater financial, research and development, technical, manufacturing and marketing resources than we do. Some of our competitors and potential competitors are much larger than we are. If these larger competitors decide to focus on the development of distributed power and power quality products, they have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of these products more quickly and effectively than we can. There can also be no assurance that current and future competitors will not develop new or enhanced technologies perceived to be superior to those sold or developed by us. There can be no assurance that we will be successful in this competitive environment.

        Price increases of materials or components used by us could adversely affect the volume of our sales.

        We use materials and components obtained from third-party suppliers to manufacture many of our products. If prices of materials and components that we use were to increase, we may not be able to afford them or to pass these costs on to our customers. Since some of our vendors are single sourced, our ability to consider lower priced options are limited in the short run. In addition, if we were required to raise the price of our products as a result of increases in the price of materials or components that we use, demand for our products may decrease which would reduce our sales.

        We are dependent on third-party suppliers for the supply of key components for our products.

        We use third-party suppliers for components in many of our systems. From time to time, shipments can be delayed because of industry-wide or other shortages of necessary materials and components from third-party suppliers. A supplier's failure to supply components in a timely manner, or to supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could impair our ability to manufacture our products. If alternative sources are identified, we may not be able to successfully integrate those components into our system without incurring additional cost and risk. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

        Long-term contracts are not typical in our business, and reductions, cancellations or delays in customer orders would adversely affect our operating results.

        Other than certain contracts in our Applied Technology Division, we typically do not obtain long-term purchase orders or commitments from our customers. Instead, we work closely with our customers to develop accurate non-binding forecasts of the future volume and timing of orders to effectively allocate and manage our resources. Customers may cancel their orders, change production quantities from forecasted volumes or delay production for a number of reasons beyond our control. Significant or numerous cancellations, reductions or delays in orders by our customers would reduce or delay our net sales.

        If we experience a period of significant growth or expansion, it could place a substantial strain on our resources.

        If we are successful in obtaining rapid market penetration of our power control products, we may be required to deliver large volumes of technically complex products or components to our customers on a timely basis at reasonable costs to us. We have limited experience in ramping up our manufacturing capabilities to meet large-scale production requirements and delivering large volumes of our power control products. If we were to commit to deliver large volumes of our power control products, we cannot assure you that our efforts will be successful, that we will be able to satisfy large-

scale commercial production on a timely and cost-effective basis or that such growth will not strain our operational and technical resources.

        Our business could be subject to product liability claims.

        Our business exposes us to potential product liability claims, which are inherent in the manufacturing, marketing and sale of our products, and we may face substantial liability for damages resulting from the faulty design or manufacture of products or improper use of products by end users. We currently maintain a low level of product liability insurance, and there can be no assurance that this insurance will provide sufficient coverage in the event of a claim. Also, we cannot predict whether we will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not harm our business or financial condition. In addition, negative publicity in connection with the faulty design or manufacture of our products would adversely affect our ability to market and sell our products.

        We are subject to a variety of environmental laws that expose us to potential financial liability.

        Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge or release of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Because we use hazardous materials in our manufacturing processes, we are required to comply with these environmental laws. In addition, because we generate hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to potential financial exposure for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if those sites become contaminated and even if we fully comply with applicable environmental laws. In the event of a violation of environmental laws, we could be held jointly and severably liable for damages and for the costs of remedial actions. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, although, to-date, we have not been cited for any improper discharge or release of hazardous materials.

        Businesses and consumers might not adopt alternative distributed power solutions as a means for obtaining their electricity and power needs.

        On-site distributed power generation solutions, such as fuel cell, photovoltaic and wind turbine systems, which utilize our products, provide an alternative means for obtaining electricity and are relatively new methods of obtaining electricity and other forms of power that businesses may not adopt at levels sufficient to grow this part of our business. Traditional electricity distribution is based on the regulated industry model whereby businesses and consumers obtain their electricity from a government regulated utility. For alternative methods of distributed power to succeed, businesses and consumers must adopt new purchasing practices and must be willing to rely less upon traditional means of purchasing electricity. We cannot assure you that businesses and consumers will choose to utilize this on-site distributed power market at levels sufficient to sustain our business. The development of a mass market for our products may be impacted by many factors which are out of our control, including:

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  market acceptance of fuel cell, photovoltaic and wind turbine systems that incorporate our products;

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  the cost competitiveness of these systems that incorporate our products;

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  regulatory requirements; and

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  the emergence of newer, more competitive technologies and products.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop these products.

        The distributed power generation industry may become subject to future government regulation, which may impact our ability to market our products.

        We do not believe that our products will be subject to existing federal and state regulations governing traditional electric utilities and other regulated entities. We do believe that our products will be subject to oversight and regulation at the federal, state or local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. This regulation may depend, in part, upon whether an on-site distributed power system is placed outside or inside a home. At this time, we do not know which jurisdictions, if any, will impose regulations upon our products. We also do not know the extent to which any existing or new regulations may impact our ability to sell and service our products. Once our customers' products reach the commercialization stage and they begin distributing systems to their target markets, federal, state or local government entities may seek to impose additional regulations. Any new government regulation of our products, whether at the federal, state or local level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our products and may have a negative impact on our revenue and profitability.

        Our quarterly operating results are subject to fluctuations, and if we fail to meet the expectations of securities analysts or investors, our share price may decrease significantly.

        Our annual and quarterly results may vary significantly depending on various factors, many of which are beyond our control.

        Because our operating expenses are based on anticipated revenue levels, our sales cycle for development work is relatively long and a high percentage of our expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. If our earnings do not meet the expectations of securities analysts or investors, the price of our stock could decline.

        Existing stockholders can exert considerable control over us.

        As of April 30, 2004, our executive officers and directors, and their affiliates, beneficially owned approximately 3,948,804 of our outstanding shares of common stock, representing approximately 13.6% of our outstanding common stock, a majority of which was beneficially owned by Mr. Eisenhaure, our president, chief executive officer, chairman of the board and founder. Specifically, as of such date, Mr. Eisenhaure beneficially owned 3,134,262 shares of our common stock, representing 11.0% of our outstanding common stock. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. As a practical matter, Mr. Eisenhaure has significant influence over the election of our directors and determining the outcome of corporate actions requiring stockholder approval, including votes concerning director elections, bylaw amendments and possible mergers, corporate control contests and other significant corporate transactions, irrespective of how some of our other stockholders may vote. Accordingly, such concentration of ownership may have the effect of delaying, deterring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock.

        Provisions in our charter documents and Delaware law may delay, deter or prevent the acquisition of SatCon, which could decrease the value of your shares.

        Some provisions of our certificate of incorporation and bylaws may delay, deter or prevent a change in control of SatCon or a change in our management that you as a stockholder may consider favorable. These provisions include:

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  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt;

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  a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

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  prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

  •
  limitations on who may call special meetings of stockholders.

        In addition, Section 203 of the Delaware General Corporation Law and provisions in some of our stock incentive plans may delay, deter or prevent a change in control of SatCon. Those provisions serve to limit the circumstances in which a premium may be paid for our common stock in proposed transactions, or where a proxy contest for control of our board may be initiated. If a change of control or change in management is delayed, deterred or prevented, the market price of our common stock could suffer.

        We are subject to stringent export laws and risks inherent in international operations.

        We market and sell our products and services both inside and outside the United States. We are currently selling our products and services throughout North America and in certain countries in South America, Asia, Canada and Europe. Certain of our products are subject to the International Traffic in Arms Regulations (ITAR) 22 U.S.C 2778, which restricts the export of information and material that may be used for military or intelligence applications by a foreign person. Additionally, certain products of ours are subject to export regulations administered by the Department of Commerce, Bureau of Industry Security, which require that we obtain an export license before we can export products or technology. Failure to comply with these laws could result in sanctions by the government, including substantial monetary penalties, denial of export privileges and debarment from government contracts.

        Revenue from sales to our international customers for our fiscal years ended September 30, 2003 and 2002 were $3.3 million and $7.2 million, respectively. Our success depends, in part, on our ability to expand our market for our products and services to foreign customers and our ability to manufacture products that meet foreign regulatory and commercial requirements. We have limited experience developing and manufacturing our products to comply with the commercial and legal requirements of international markets. We face numerous challenges in penetrating international markets, including unforeseen changes in regulatory requirements, export restrictions, fluctuations in currency exchange rates, longer accounts receivable cycles, difficulties in managing international operations, and the challenges of complying with a wide variety of foreign laws.

        You are unlikely to be able to exercise effective remedies against Arthur Andersen LLP, our former independent public accountants.

        Although we have dismissed Arthur Andersen LLP as our independent public accountants and have engaged Grant Thornton LLP, our financial statements for the fiscal year ended September 30, 2001, which are incorporated by reference into this prospectus, were audited by Arthur Andersen. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found

Arthur Andersen guilty of these federal obstruction of justice charges. In light of the jury verdict and the underlying events, Arthur Andersen subsequently substantially discontinued operations and dismissed essentially its entire workforce. You are therefore unlikely to be able to exercise effective remedies or collect judgments against Arthur Andersen. In addition, Arthur Andersen has not consented to the inclusion of its report in this prospectus, and the requirement to file its consent has been dispensed with in reliance on Rule 437a promulgated under the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

        We are exposed to credit risks with respect to some of our customers.

        To the extent our customers do not advance us sufficient funds to finance our expenses during the execution phase of our contracts, we are exposed to the risk that they will be unable to accept delivery or that they will be unable to make payment at the time of delivery. Occasionally, we accept the risk of dealing with thinly financed entities. We attempt to mitigate this risk by seeking to negotiate more timely progress payments and utilizing other risk management procedures.

        Our agreement with Silicon Valley Bank subjects us to various restrictions, which may limit our ability to pursue business opportunities.

        Our accounts receivable financing agreement subjects us to various restrictions on our ability to engage in certain activities without the prior written consent of the bank, including, among other things, our ability to:

  •
  dispose of or encumber assets, other than in the ordinary course of business

  •
  incur additional indebtedness

  •
  merge or consolidate with other entities, or acquire other businesses, and

  •
  make investments

These restrictions may also limit our ability to pursue business opportunities or strategies that we would otherwise consider to be in our best interests.

        Our agreement with Silicon Valley Bank contains certain covenants that we may fail to satisfy which, if not satisfied, could result in the acceleration of the amounts due under such agreement and the limitation of our ability to borrow additional funds in the future.

        As of April 30, 2004, we had no borrowings under our financing agreement with The Silicon Valley Bank. This agreement subjects us to various financial and other covenants with which we must comply on an ongoing or periodic basis. The financial covenant requires us to maintain a minimum level of tangible net worth, as defined, which varies from month to month. If we violate this or any other covenant, there may be a material adverse effect on us. Most notably, our outstanding debt under this agreement could become immediately due and payable, the bank could proceed against any collateral securing such indebtedness and our ability to borrow additional funds in the future may be limited.

        The holders of our Series B Preferred Stock are entitled to receive liquidation payments in preference to the holders of our common stock.

        As of April 30, 2004, 425 shares of our Series B Preferred Stock were outstanding. Pursuant to the terms of the certificate of designation creating the Series B Preferred Stock, upon a liquidation of our company, the holders of shares of the Series B Preferred Stock are entitled to receive a liquidation payment prior to the payment of any amount with respect to the shares of our common stock. The amount of this preferential liquidation payment is $5,000 per share of Series B Preferred Stock, plus the amount of any accrued but unpaid dividends on those shares. Dividends accrue on the shares of Series B Preferred Stock at a rate of 6% per annum increasing to a rate of 8% per annum on October 1, 2005.

        We have granted to certain investors rights of first refusal and exchange rights which would be triggered upon future financings.

        In connection with our October 2003 financing, we granted rights of first refusal and exchange rights which would generally be triggered upon future financings we may seek to consummate. The right of first refusal allows investors to purchase future securities issued by us for a period of time following the initial closing of their financing. The exchange rights allow the investors to exchange any securities held by them into future securities that we may issue at the liquidation preference of the exchanged security. Each of these factors may adversely affect our ability to raise additional funds from third parties on terms acceptable to us, or at all.

SPECIAL STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $25,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

ABOUT SATCON TECHNOLOGY CORPORATION

        We design, develop and manufacture efficient high power electronics and standard and custom machines that convert, store and manage electricity for customers that require reliable, "always-on," electric power. We also design, develop and manufacture highly reliable electronics and controls for government and military applications. Our specialty motors are typically designed and manufactured for customers that purchase small efficient motors requiring high power relative to the size of the motor.

        Our common stock is quoted on the Nasdaq National Market under the symbol "SATC." Our executive offices are located at 161 First Street, Cambridge, Massachusetts 02142 and our telephone number is (617) 661-0540.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and in accordance with the Exchange Act, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See "Description of Preferred Stock" and "Description of Common Stock." We will furnish a full statement of the relative rights and preferences of each class or series of our stock that has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to SatCon Technology Corporation, 161 First Street, Cambridge, Massachusetts 02142, Attention: Investor Relations Department. Our telephone number is (617) 661-0540. Our website is located at http:/www.satcon.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's website.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information that we file with the SEC in other documents. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we sell all of the securities registered hereunder or otherwise terminate the offering of the securities:

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  our Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2003;

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  our Quarterly Report on Form 10-Q for the quarter ended December 27, 2003;

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  our Quarterly Report on Form 10-Q for the quarter ended March 27, 2004;

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  our Current Report on Form 8-K dated October 2, 2003;

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  our Current Report on Form 8-K, as amended, dated October 31, 2003;

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  all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

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  the description of our common stock contained in our Registration Statement on Form 8-A, filed on November 6, 1992, and all amendments and reports updating that description.

        Upon request, we will provide, without charge, to any person to whom a copy of this prospectus is delivered, a copy of any or all of the documents that have been incorporated by reference in this prospectus. All requests should be made to: SatCon Technology Corporation, 161 First Street, Cambridge, Massachusetts 02142, Attention: Investor Relations Department. Telephone requests may be directed to the Investor Relations Department at (617) 661-0540.

        You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        We have not recorded earnings for any of our last five fiscal years or for the six months ended March 27, 2004, and, therefore, are unable to cover combined fixed charges and preferred dividends. Loss consists of loss before provision for income taxes and cumulative effects of accounting changes plus fixed charges. Fixed charges consist of interest expense and a portion of rental expense that we believe to be representative of interest. The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by combined fixed charges and preferred dividends. The following table discloses our dollar coverage deficiency.

		Years Ended September 30,
	Six Months Ended March 27, 2004
		2003	2002	2001	2000	1999
Earnings (in thousands)	$(1,540)	$(26,765)	$(19,736)	$(16,168)	$(8,391)	$(9,381)
Combined Fixed Charges and Preferred Dividends (in thousands)	$7,024	$4,716	$1,025	$923	$3,757	$671
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	(0.22)	(5.68)	(19.25)	(17.52)	(2.23)	(13.98)
Coverage deficiency to attain a ratio of 1:1 (in thousands)	$8,564	$31,481	$20,761	$17,091	$12,148	$10,052

HOW WE INTEND TO USE THE PROCEEDS

        We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

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  working capital; and

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  the repayment of debt; and

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  the financing of potential investments; and

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  other purposes as mentioned in any prospectus supplement.

        Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

        Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

DESCRIPTION OF THE SECURITIES

        We may offer, from time to time, in one or more offerings, up to $25 million of the following securities:

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  common stock;

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  preferred stock; or

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  warrants exercisable for preferred stock or common stock.

        The aggregate initial offering price of the offered securities that we may issue will not exceed $25 million.

        This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read "Where You Can Find More Information" to find out how you can obtain a copy of those documents.

        The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material United States federal income tax consequences relating to the securities offered and indicate whether the securities offered are or will be quoted or listed on any quotation system or securities exchange.

DESCRIPTION OF COMMON STOCK

        The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and bylaws.

General

        Under our certificate of incorporation, we have authority to issue 50,000,000 shares of common stock, par value $0.01 per share. As of June 2, 2004, there were 28,129,479 shares of common stock issued and outstanding. All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. Accordingly, the full price for the outstanding shares of common stock will have been paid at issuance and any holder of our common stock will not be later required to pay us any additional money for such common stock.

        In addition, as of June 2, 2004:

  •
  there were outstanding warrants to purchase an aggregate of up to 1,334,960 shares of our common stock at a weighted average exercise price of $3.10 per share;

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  there were an aggregate of 1,998,076 shares of our common stock subject to outstanding options at a weighted average exercise price of $6.53 per share under our stock option plans;

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  2,057,680 shares of our common stock were reserved for future issuances under our stock option plans;

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  334,070 shares of our common stock were reserved for issuance as matching contributions under our 401(k) plan; and

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  850,000 shares of our common stock were reserved for issuance upon conversion of our outstanding Series B Preferred Stock, which is described below under "Description of Preferred Stock—General."

Dividends

        Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, the holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive dividends pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.

Voting Rights

        Holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other class or series of stock. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Other Rights

        Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Transfer Agent

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038.

Listing

        Our common stock is quoted on the Nasdaq National Market under the symbol "SATC."

DESCRIPTION OF PREFERRED STOCK

        The following is a description of the material terms and provisions of our preferred stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and bylaws and to any applicable amendment to the certificate of incorporation designating terms of a series of preferred stock.

General

        Under our certificate of incorporation, we have authority to issue 1,000,000 shares of preferred stock, par value $.01 per share.

        As of April 30, 2004, 425 shares of our Series B Preferred Stock were outstanding. The shares of Series B Preferred Stock bear a cumulative dividend at a rate of 6% per annum of the $5,000 per share liquidation preference, increasing to a rate of 8% per annum on October 1, 2005. Dividends are payable semi-annually and, except in certain limited circumstances, may be paid by us, at our option, either through the issuance of shares of common stock or in cash. In the event of a liquidation of our company, the holders of shares of the Series B Preferred Stock are entitled to receive a liquidation payment prior to the payment of any amount with respect to the shares of our common stock. The amount of this preferential liquidation payment is $5,000 per share of Series B Preferred Stock, plus the amount of any accrued but unpaid dividends on those shares. Each outstanding share of Series B Preferred Stock is convertible into a number of shares of common stock equal to $5,000 divided by the conversion price of the Series B Preferred Stock, which is currently $2.50, but may be adjusted if certain events occur, including the issuance of shares of common stock at a price less than the conversion price. The holders of Series B Preferred Stock are entitled to redeem their shares of Series B Preferred Stock immediately prior to the consolidation, merger or business combination of SatCon with another entity, the sale or transfer of more than 50% of SatCon's assets or the closing of a purchase, tender or exchange offer made to the holders of more than 50% of the outstanding common stock. In such an event, the redemption price per share will equal $6,250 plus any accrued but unpaid dividends and liquidated damages. We may pay the redemption price in either cash or shares of common stock.

        We did not have any other shares of preferred stock outstanding as of the date of this prospectus. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Prior to the issuance of shares of each series, the board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to fix, for each series, the designations, powers and preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, as are permitted by Delaware law. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock. When issued, the preferred stock will be fully paid and nonassessable and will have no preemptive rights.

Terms

        You should refer to the applicable prospectus supplement relating to the preferred stock offered thereby for specific terms, including, where applicable, the following terms:

  •
  the distinctive serial designation and the number of shares constituting such series;

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  the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

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  the voting powers, full or limited, if any, of the shares of such series;

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  whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

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  the amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the company;

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  whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

  •
  whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the company and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

  •
  the price or other consideration for which the shares of such series shall be issued;

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  whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

  •
  such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the board of directors may deem advisable.

Rank

        Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up our affairs, rank:

  •
  senior to all classes or series of our common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up our affairs;

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  on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

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  junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

        The term "equity securities" does not include convertible debt securities.

Dividends

        Holders of the preferred stock of each series will be entitled to receive cash dividends, when, as and if declared by our board of directors. We will pay dividends out of assets which are legally available for payment of dividends. We will specify the rate(s) of dividends and the dates that we will pay dividends in the applicable prospectus supplement. Dividends will be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors.

        Dividends on any series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date. Accordingly, we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment date.

        If preferred stock of any series is outstanding, we will not declare, pay or set aside funds to pay dividends on any other series of our capital stock ranking, as to dividends, on parity with or junior to the preferred stock of such series for any period unless:

  •
  if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock of such series for all past dividend periods and the then current dividend period; or

  •
  if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

        We must declare all dividends pro rata on all series of preferred stock that rank on parity with the series of preferred stock upon which we paid dividends if we did not pay or set aside funds to pay dividends on the series of preferred stock in full. We must declare dividends pro rata to ensure that the amount of dividends declared per share of preferred stock bear in all cases the same ratio that accrued dividends per share of preferred stock bears to each other. We will not accumulate unpaid dividends for prior dividend periods with respect to accrued dividends on preferred stock that do not have cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless:

  •
  if such series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends for all past dividend periods and the then current dividend period; or

  •
  if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period;

we will not: (1) declare or pay or set aside funds to pay dividends; (2) declare or make any other distribution upon the common stock or any other shares of our stock ranking junior to or on parity with the preferred stock of such series as to dividends or upon liquidation; (3) redeem, purchase or otherwise acquire for any consideration any common stock, or any other shares of our stock ranking junior to or on parity with the preferred stock of such series as to dividends; nor (4) pay any monies to or make any monies available for a sinking fund to redeem of any such shares, except by conversion into or exchange for other of our shares of our capital stock ranking junior to the preferred stock of such series as to dividends or liquidation. Notwithstanding the preceding sentence, we may declare or set aside dividends in common stock or other shares of capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

        Any dividend payment we make on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.

Redemption

        If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

        The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:

  •
  if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for the past and current dividend period; or

  •
  if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the current dividend period.

        However, in no case will we redeem any preferred stock of a series unless we redeem all outstanding preferred stock of such series simultaneously.

        In addition, we will not acquire any preferred stock of a series unless:

  •
  if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

  •
  if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

        However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

        If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.

        We will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:

  •
  the redemption date;

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  the number of shares and series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

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  that dividends on the shares to be redeemed will cease to accrue on such redemption date;

  •
  the date upon which the holder's conversion rights, if any, as to such shares shall terminate; and

  •
  the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

        If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

        Upon liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

        Holders of preferred stock will not have any voting rights, except as described in the next paragraph, as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

        Unless otherwise provided for any series of preferred stock, so long as any preferred stock of a series remains outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the preferred stock of such series outstanding at the time, given in person or by proxy, either in writing or at a meeting with each of such series voting separately as a class:

  •
  authorize, or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any of our authorized shares of capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

  •
  amend, alter or repeal the provisions of our certificate of incorporation or the amendment to our certificate of incorporation designating the terms for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof.

        Notwithstanding the preceding bullet point, if the preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any of the events described above shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of preferred stock, even if upon the occurrence of such an event we may not be the surviving entity. In addition, any increase in the amount of (1) authorized preferred stock or the creation or issuance of any other series of preferred stock, or (2) authorized shares of such series or any other series of preferred stock, in each case ranking on parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, we have redeemed or called for redemption all outstanding shares of such series of preferred stock and, if called for redemption, have deposited sufficient funds in trust to effect such redemption.

Conversion Rights

        The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent

        The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from such securities. We may issue warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and applicable warrant agreement, including, where applicable, the following:

  •
  the title of such warrants;

  •
  the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

  •
  the price or prices at which we will issue the warrants;

  •
  the designation, number and terms of the preferred stock or common stock that can be purchased upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants;

  •
  the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each of those securities;

  •
  the date, if any, on and after which the warrants and the related preferred stock or common stock, if any, will be separately transferable;

  •
  the price at which each share of preferred stock or common stock that can be purchased upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

  •
  the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  whether the warrants represented by warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

  •
  information with respect to any book-entry procedures;

  •
  a discussion of applicable United States federal income tax consequences;

  •
  redemption or call provisions of the debt warrants, if any; and

  •
  any other terms of such warrants, including terms and additional rights, preferences, privileges, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

HOW WE PLAN TO SELL THE SECURITIES

        We may sell the securities in any one or more of the following ways:

  •
  to investors through agents;

  •
  directly to investors;

  •
  directly to agents;

  •
  to dealers;

  •
  if indicated in the prospectus supplement, by delayed delivery contracts or by remarketing firms;

  •
  through underwriting syndicates led by one or more managing underwriters;

  •
  through one or more underwriters acting alone; and

  •
  through a combination of any such methods of sale.

        Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

        The distribution of the securities may be effected from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any of the prices may represent a discount from or premium to the prevailing market prices.

        In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

  •
  identify any such underwriter or agent;

  •
  describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each of such underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

  •
  identify the purchase price and proceeds from such sale;

  •
  identify the amounts underwritten;

  •
  identify the nature of the underwriter's obligation to take the securities; and

  •
  identify any quotation systems or securities exchanges on which the securities may be quoted or listed.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock, which is quoted on the Nasdaq National Market. Any common stock sold pursuant to a prospectus supplement will be quoted on the Nasdaq National Market, subject to applicable notices. We may elect to apply for quotation or listing of any series of debt securities or preferred stock, respectively, on a quotation system or an exchange but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.

        Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

        If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

        The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

        We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

        Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

        If indicated in the applicable prospectus supplement, securities may also be offered or sold by a "remarketing firm" in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firms compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

        If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on such future date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (1) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (2) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the delayed delivery contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such delayed delivery contracts.

        To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

EXPERTS

        The financial statements of SatCon Technology Corporation as of September 30, 2003 and 2002 and for each of the two years in the period ended September 30, 2003, incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

        The financial statements of SatCon Technology Corporation incorporated in this prospectus by reference to the financial statements for the year ended September 30, 2001, included in the Annual Report on Form 10-K for the year ended September 30, 2003, were audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. We have not obtained a reissued report from Arthur Andersen and have been unable to obtain, after reasonable efforts, Arthur Andersen's written consent to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of their reports in this prospectus, investors will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a result of the diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims.

LEGAL MATTERS

        Certain legal matters, including the legality of the securities offered, will be passed upon for us by our counsel, Greenberg Traurig, LLP, Boston, Massachusetts.

SATCON TECHNOLOGY CORPORATION

$25,000,000

Common Stock
Preferred Stock
Warrants

PROSPECTUS

            , 2004

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

Registration fee—Securities and Exchange Commission	$3,168
Accountants' fees and expenses	25,000
Legal fees and expenses	25,000
Printing fees and expenses	5,000
Transfer agent and trustee fees	5,000
Miscellaneous	16,832

TOTAL	$80,000

        All expenses itemized above shall be borne by our company.

Item 15. Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company has included such a provision in its Certificate of Incorporation. This provision reads as follows:

    "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

        Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court like determines that such indemnification is proper under the circumstances. The Company's Bylaws include the following provision:

    "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees", who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

        The Company has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits.

        The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-3.

Item 17. Undertakings.

A.
The undersigned Registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on June 16, 2004.

SATCON TECHNOLOGY CORPORATION
By:	/s/ DAVID B. EISENHAURE David B. Eisenhaure President, Chief Executive Officer and Chairman of the Board

        We, the undersigned officers and directors of SatCon Technology Corporation, hereby severally constitute and appoint David B. Eisenhaure, Michael C. Turmelle and Ralph M. Norwood and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SatCon Technology Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID B. EISENHAURE David B. Eisenhaure	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 16, 2004
/s/ RALPH M. NORWOOD Ralph M. Norwood	Vice President of Finance, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2004
/s/ MICHAEL C. TURMELLE Michael C. Turmelle	Vice President, Chief Operating Officer and Director	June 16, 2004
/s/ JAMES L. KIRTLEY, JR. James L. Kirtley, Jr.	Vice President, Chief Scientist and Director	June 16, 2004
/s/ MARSHALL J. ARMSTRONG Marshall J. Armstrong	Director	June 16, 2004
/s/ ALAN P. GOLDBERG Alan P. Goldberg	Director	June 16, 2004
/s/ ANTHONY J. VILLIOTTI Anthony J. Villiotti	Director	June 16, 2004
/s/ GERALD L. WILSON Gerald L. Wilson	Director	June 16, 2004

EXHIBIT INDEX

Exhibit No.		Description
3.1	—	Certificate of Incorporation of the Company is incorporated herein by reference to Exhibits to the Company's Registration Statement on Form S-1 (File No. 33-49286).
3.2	—
Certificate of Amendment of Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on May 12, 1997, is incorporated herein by reference to Exhibits to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997 (File No. 1-11512).
3.3	—
Certificate of Amendment of Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on March 17, 1999, is incorporated herein by reference to Exhibits to the Company's Current Report on Form 8-K dated August 25, 1999 (File No. 1-11512).
3.4	—
Certificate of Amendment of Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on March 15, 2000, is incorporated by reference to Exhibits to the Company's Annual Report on Form 10-K for the year ended September 30, 2000 (File No. 1-11512).
3.5	—
Certificate of Amendment of Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on May 4, 2001, is incorporated herein by reference to Exhibits to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001 (File No. 1-11512).
3.6	—
Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of the Company, dated as of October 31, 2003, is incorporated herein by reference to Exhibits to the Company's Current Report on Form 8-K, as amended, dated October 31, 2003 (File No. 1-11512).
3.7	—	Bylaws of the Company are incorporated herein by reference to Exhibits to the Company's Registration Statement on Form S-1 (File No. 33-49286).
3.8	—	Bylaws Amendment of the Company is incorporated herein by reference to Exhibits to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997 (File No. 1-11512).
5.1	—	Opinion of Greenberg Traurig, LLP.
12.1	—	Calculation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.
23.1	—	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 hereto).
23.2	—	Consent of Grant Thornton LLP.
23.3	—	Notice Regarding Consent of Arthur Andersen LLP.
24.1	—	Power of Attorney (contained in signature page hereto).